NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	March 6, 2008	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES 2007 RESULTS

DALLAS, TEXAS --  Dorchester Minerals, L.P. (the “Partnership”) announced today the Partnership’s net earnings for the year ended December 31, 2007 of $43,048,000, or $1.48 per common unit.

A comparison of the Partnership’s consolidated results for the twelve month periods ending December 31, 2007 and 2006, are set forth below:

	Twelve Months Ended
	December 31,
	2007	2006
Operating Revenues	$65,365,000	$74,927,000
Depreciation, Depletion, Amortization	(15,567,000)	(18,470,000)
All Other Expenses, Net	(6,750,000)	(6,247,000)
Net Earnings	$43,048,000	$50,210,000
Net Earnings Per Common Unit	$1.48	$1.72

The Partnership’s operating revenues during the twelve months ending December 31, 2007 are lower than 2006 primarily as a result of decreased lease bonus revenue from 2006 that included an unusual amount from the Fayetteville Shale in Arkansas.

The Partnership’s independent engineering consultants estimated its total proved oil and gas reserves to be 82.7 billion cubic feet of natural gas equivalents (Bcfe) as of December 31, 2007.  Approximately 38.8 percent of these reserves are attributable to the Partnership’s Net Profits Interests and 61.2 percent are attributable to its Royalty Properties.  Natural gas accounted for 74.1 percent of total proved reserves as of December 31, 2007, all of which were classified as proved developed.  Upward revisions to prior reserve estimates, as reported in the Partnership’s 2007 10-K, totaled 4.2 Bcfe, or approximately 41.3 percent of production during 2007.

The Partnership received cash payments in the amount of $609,000 during 2007, attributable to lease bonus on 107 leases and pooling elections of interests in lands located in 27 counties and parishes in six states.  These leases reflected bonus payments ranging up to $500/acre and initial royalty terms ranging up to 40 percent.  In 2007 the Partnership identified 346 new wells located in 11 states on our Royalty Properties and 24 new wells located in five states on our Net Profits Interests Properties.

The Partnership distributed a total of $56.8 million to its unitholders from May 2007 through February 2008 attributable to 2007 activity.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.